Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sunrise Senior Living, Inc. of our report dated December 22, 2008 (May 29, 2009 as to Note 3) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), with respect to the consolidated financial statements of Sunrise Aston Gardens Venture, LLC for the year ended December 31, 2007, included in the Annual Report on Form 10-K/A of Sunrise Senior Living, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

McLean, Virginia

May 21, 2010